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                                                                    EXHIBIT 11.1


                        IMAGINON, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE



                                                                                Year ended December 31,
                                                                             -----------------------------
                                                                                 1999            1998
                                                                             -------------   -------------

Net loss                                                                      $(7,047,082)    $(1,740,202)

Amortization of discount on preferred stock                                    (1,255,319)
Series F preferred stock dividend                                                (297,868)
Series E preferred stock dividend                                                 (42,000)
                                                                              -----------     -----------
Net loss applicable to common shareholders                                    $(8,642,269)    $(1,740,202)
                                                                              ===========     ===========

Weighted average number of common shares outstanding                           39,006,214      20,483,093

Common equivalent shares representing shares issuable upon exercise of
     outstanding options and warrants and conversion of preferred stock               -*-             -*-
                                                                              -----------     -----------

Basic and diluted loss per common share                                       $     (0.22)    $     (0.08)
                                                                              ===========     ===========
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*  No impact to weighted average number of shares as the inclusion of additional shares assuming the exercise of outstanding options and warrants and conversion of preferred stock would have been antidilutive.

     Diluted and supplementary net loss per share are not presented as the amounts are not dilutively or incrementally different from basic net loss per share amounts.